Exhibit 2
THIRD AMENDMENT TO
KEITHLEY INVESTMENT CO. LIMITED PARTNERSHIP
LIMITED PARTNERSHIP AGREEMENT
THIS AMENDMENT (this “Amendment”) is made and entered into on the 1st day of April, 2010, by and between Joseph P. Keithley (the “General Partner”) and (i) the Joseph F. Keithley 1988 Family Trust f/b/o Joseph P. Keithley u/a/dtd 4/12/88, (ii) the Joseph F. Keithley 1988 Family Trust f/b/o Roy F. Keithley u/a/dtd 4/12/88, and (iii) the Joseph F. Keithley 1988 Family Trust f/b/o Elizabeth M. Keithley u/a/dtd 4/12/88 (the “Limited Partners”), and it amends the Limited Partnership Agreement originally entered into on April 12, 1988, as amended and restated by the Amended and Restated Limited Partnership Agreement dated August 1, 1997, as amended by the Second Amendment dated July 1, 2000 (the “Original Agreement”). The Original Agreement, as amended hereby, is referred to as “the Agreement”. Except as specifically modified by this Amendment, the Agreement shall contain and be subject to the same terms and conditions as the Original Agreement.
WHEREAS, the General Partner and the Limited Partners agree that amending the Original Agreement to clarify and/or modify (i) the definition and succession of the General Partner, (ii) the term of the Partnership, (iii) the procedures for dissolution of the Partnership and related matters, (iv) the transfer of a Partner’s Partnership Interest, and (v) a reduction in the minimum per share price of Company Stock referred to in Section 4.5 of the Original Agreement to correspond with similar modifications set forth in the Second Amendment dated July 1, 2000 relating to the 2:1 split of the stock of Keithley Instruments, Inc. on June 2, 2000, would be mutually beneficial; and
NOW THEREFORE, the Original Agreement (pursuant to the authority under Article 10 thereof) is amended as follows:
1. Section 1.9 of the Original Agreement is amended and restated so as to provide in its entirety as follows:
“Section 1.9 Term of Partnership. The term of the Partnership began on April 12, 1988, and the Partnership shall continue in existence until the earlier of (i) December 21, 2018, or (ii) the date upon which the Partnership no longer owns any Company Stock.”
2. The language in Section 4.1 of the Original Agreement that precedes Section 4.1(a) is amended and restated so as to provide in its entirety as follows:
“Net Operating Income in respect of a fiscal year shall be distributed to the successor General Partner (other than Nancy F. Keithley if she immediately succeeds Joseph P. Keithley as General Partner and Joseph P. Keithley has transferred his General Partnership Interest to her), if any, in an amount equal to the “Annual Profit Interest” (as defined in Section 8.5(d)), for the fiscal year of such distribution, plus any accrued but unpaid Annual Profit Interests owed to such successor General Partner from previous fiscal years, and the balance of said Net Operating Income shall be distributed in the following proportions and order of priority:”.

3. Section 4.3 of the Original Agreement is amended and restated so as to provide in its entirety as follows:
“Section 4.3 Sales of Company Stock. During the fourth fiscal quarter of each fiscal year the General Partner shall act in good faith and use reasonable efforts to sell a sufficient number of shares of Company Stock at a price not less than $3.75 per share in order to generate sufficient funds to make the Annual Profit Interest distribution and the distributions set forth in Section 4.1(a).”
4. The last sentence of Section 4.5 of the Original Agreement is amended and restated so as to provide in its entirety as follows:
“Before March 31 following such March 15 the Partnership shall distribute to each Partner in respect of such fiscal year, but only after giving priority to the Annual Profit Interest and the distributions provided for in Section 4.1(a), an amount equal to the excess (if any) of such marginal taxes over the aggregate amount otherwise distributed to such Partner in respect of such fiscal year.”
5. Section 5.4(b) of the Original Agreement is amended and restated so as to provide in its entirety as follows:
“(b) admit additional, substitute or successor Partners, except as otherwise provided in Article 8 of this Agreement;”.
6. Section 6.3(a) of the Original Agreement is amended and restated so as to provide in its entirety as follows:
“Section 6.3 Voting of Limited Partners.
(a)	Limited Partners shall have the right to vote upon the matters listed below:
(i)	Election of a successor General Partner as provided in Section 8.5(a)(v);

(ii)	Removal of a successor General Partner as provided in Section 8.5(a);

(iii)	Removal of a Liquidation Manager as provided in Section 9.2(b)(i);

(iv)	Amendment of this Agreement;

(v)	Extension of the term of the Partnership; and

(vi)	Any matter requiring the vote of the Limited Partners as set out elsewhere in this Agreement or in the Act.”
7. Sections 8.1, 8.2 and 8.3 of the Original Agreement are amended and restated so as to provide in their entireties as follows:
“Section 8.1 General Partner.
(a) Joseph P. Keithley. Without the express written consent of a majority in interest of the Limited Partners, Joseph P. Keithley’s General Partnership Interest in the Partnership shall not be transferable, and any attempted assignment shall be ineffective to transfer such interest; provided, however, Joseph P. Keithley may transfer his General Partnership Interest in the Partnership to a Permitted Transferee without approval. If Joseph P. Keithley transfers his General Partnership Interest to a Person other than the successor General Partner, the transferred interest will be converted into a Class C Limited Partnership Unit. If the conversion occurs, the Class C Limited Partnership Unit will retain the economic interest in the Partnership of the General Partner and the pre-conversion General Partnership Interest. A successor General Partner (other than Nancy F. Keithley if she immediately succeeds Joseph P. Keithley as General Partner and Joseph P. Keithley has transferred his General Partnership Interest to her) shall receive an Annual Profit Interest for serving as General Partner.
(b) Successor General Partners. Without the express written consent of a majority in interest of the Limited Partners, a General Partnership Interest in the Partnership held by a successor General Partner shall not be transferable by the successor General Partner to any Person other than the successor General Partner, and any attempted assignment shall be ineffective to transfer such interest. When the successor General Partner no longer serves as General Partner, the successor General Partnership Interest shall be purchased by the Partnership unless it has been transferred to the successor General Partner. The purchase price of the interest shall be One Dollar ($1.00), plus any accrued but unpaid Annual Profit Interests then due to the successor General Partner.
Section 8.2 Limited Partner. Without the express written consent of the General Partner, the interests of the Limited Partners in the Partnership shall not be transferable, and any attempted assignment shall be ineffective to transfer such interest; provided, however, a Limited Partner may transfer his/her/its Limited Partnership Interest to a Permitted Transferee without approval.
Section 8.3 Transferees. Interests transferred pursuant to Section 8.2 shall be and remain subject to all of the provisions of this Agreement, and the transferee of any such interest shall, upon the consent of the General Partner (but no consent shall be required for a transfer made to a Permitted Transferee) become or remain a Limited Partner hereunder, and this Partnership shall be deemed to continue with the remaining Partners on the same term (except as the Partner’s percentages may thereby be affected) as in this Agreement set forth. The transferee must sign a counterpart signature page thereby agreeing to join the Partnership and be bound by the terms of the Agreement.”

8. New Section 8.5 is hereby added to the Original Agreement, to be inserted immediately after Section 8.4, to provide in its entirety as follows:
“Section 8.5 General Partner. There shall always be one General Partner. The following rules shall apply to appoint and remove General Partners.
(a) Identity of the Initial General Partner and Designation of Successor General Partners. Joseph P. Keithley is the initial General Partner. When Joseph P. Keithley dies, resigns, or becomes permanently incapacitated, or if there is ever no General Partner, the successor General Partner shall be the first Person named (or designated as provided) below who then can and will so serve:
(i)	Jay P. AuWerter;

(ii)	A. Chace Anderson;

(iii)	Nancy F. Keithley;

(iv)	designee of Joseph P. Keithley, and Joseph P. Keithley may prospectively stipulate an order of succession, or a mechanism or procedure for the selection, of designees; or

(v)	designee of the Limited Partners, acting by unanimous vote.
The Limited Partners may, by unanimous vote, remove any General Partner, other than Joseph P. Keithley, for any reason.
(b) Resignation. Any General Partner may resign after 30 days notice so long as a successor General Partner has agreed to serve.
(c) Procedures. The appointment, acceptance of appointment, removal or resignation of a General Partner shall be in a signed and witnessed writing filed with the Partnership records and the Partners. An appointment shall not be effective unless and until accepted by the General Partner so appointed and, even after acceptance, the appointment shall be revocable unless and until the appointment has taken effect. The writing with the latest date shall control. A successor General Partner shall be admitted as General Partner upon the filing of the acceptance of appointment with the Partnership records and the Partners.

(d) Annual Profit Interest. A successor General Partner (other than Nancy F. Keithley if she immediately succeeds Joseph P. Keithley as General Partner and Joseph P. Keithley has transferred his General Partnership Interest to her) will not assume the economic interest of the original General Partner (i.e., Joseph P. Keithley) or the original General Partner Interest (i.e., the interest initially held by Joseph P. Keithley). Under such circumstances, said economic interests shall be retained by the Class C Limited Partnership Unit. A successor General Partner (other than Nancy F. Keithley if she immediately succeeds Joseph P. Keithley as General Partner and Joseph P. Keithley has transferred his General Partnership Interest to her) will: (i) be entitled to only an Annual Profit Interest, and (ii) have no economic interest in the Partnership other than the Annual Profit Interest. “Annual Profit Interest” means the first One-Thousand Dollars ($1,000) of Net Operating Income for the fiscal year for which said successor General Partner serves in the capacity of General Partner. The Annual Profit Interest shall have the first priority in Section 4.1. The Annual Profit Interest shall be prorated for partial year service.”
9. Sections 9.1 and 9.2 of the Original Agreement are amended and restated so as to provide in their entireties as follows:
“9.1 Dissolution. The Partnership shall be dissolved upon the expiration of the term specified in Section 1.9.
9.2 Winding Up and Termination.
(a) Procedure and Delegation of Power and Authority. Upon the dissolution of the Partnership (as defined in Section 9.1), the affairs and business of the Partnership shall be wound up and terminated, the Partnership’s liabilities shall be discharged, and the Partnership’s Property shall be liquidated and distributed in the manner hereinafter described. A reasonable time shall be allowed for the orderly winding up of the affairs and business of the Partnership so as to enable the Partnership to minimize any losses attendant to the winding up and termination period, to maximize (and stabilize) the value of the Company Stock, and to assure the Company’s management and investors that the Company remains in good hands during such transition period. A reasonable estimate for the duration of such transition period is 18 to 24 months.
If a Liquidation Manager is appointed pursuant to Section 9.2(b) and is a Person other than the General Partner, then the Liquidation Manager shall have the exclusive power and authority to act on behalf of the Partnership to wind up and terminate the affairs of the Partnership, to sell and convey the Partnership Property to such Persons (including, without limitation, any Partner or any Affiliate thereof) for such consideration and upon such terms and conditions as it deems necessary or appropriate, to discharge the Partnership’s liabilities, and to establish any reserves that it deems necessary or appropriate for any contingent or unforeseen liabilities or obligations of the Partnership. If there is no Liquidation Manager, these responsibilities shall belong to the General Partner.

Upon completion of the winding up of the affairs and business of the Partnership, the liquidation proceeds shall be distributed by the General Partner in the following manner and order of priority:
(i) First, such liquidation proceeds shall be applied to the payment of debts and liabilities of the Partnership (excluding any loans from any Partner to the Partnership) and the payment of expenses of the winding up of the affairs and business of the Partnership;
(ii) Next, such liquidation proceeds shall be applied to the repayment of any loans made by and Partner to the Partnership;
(iii) Next, such liquidation proceeds shall be applied to the setting up of any reserves (to be held by the General Partner in an interest-bearing account) which the General Partner may deem necessary or appropriate for any contingent or unforeseen liabilities or obligations of the Partnership; provided, however, that at the expiration of such time as the General Partner deems necessary or appropriate, the balance of such reserves remaining after payment of such liabilities or obligations shall be distributed by the General Partner in the manner hereinafter set forth in this Section 9.2(a);
(iv) Next, such liquidation proceeds shall be applied to the payments of any accrued but unpaid Annual Profit Interests;
(v) Next, such liquidation proceeds shall be applied to the payment of any accrued but unpaid Cumulative Minimum Distributions; and
(vi) The remaining assets shall then be distributed to the Partners in accordance with the Partner’s positive capital account balances, after making the adjustments for allocations under Article 3 and in compliance with the distribution priorities set forth in Article 4.
The General Partner may delegate his/her/its responsibilities under this Section 9.2(a) to the Liquidation Manager (if any).
(b) Liquidation Manager. The following rules shall apply to appoint and remove Liquidation Managers:
(i) Appointment and Removal. Joseph P. Keithley may, from time to time, exercise an overriding authority to remove any Liquidation Manager and also to appoint successor or additional Liquidation Managers or prospectively stipulate an order of succession, or a mechanism or procedure for the appointment and removal, of Liquidation Managers. After Joseph P. Keithley’s death or permanent incapacity, the Limited Partners may, by unanimous vote, remove any Liquidation Manager, for any reason.

(ii) If No Liquidation Manager. If there is no Liquidation Manager and none is appointed within 30 days of the occurrence of the vacancy (or if it earlier becomes apparent that none will be appointed), the Liquidation Manager shall be the General Partner.
(iii) Resignation. Any Liquidation Manager may resign after 30 days notice.
(iv) Procedures. The appointment, acceptance of appointment, removal or resignation of a Liquidation Manager shall be in a signed and witnessed writing filed with the Partnership records and the Partners. An appointment shall not be effective unless and until accepted by the Liquidation Manager so appointed and, even after acceptance, the appointment shall be revocable unless and until the appointment has taken effect. The writing with the latest date shall control.”
10. Section (14) of Exhibit 2 to the Original Agreement is amended and restated so as to provide in its entirety as follows:
“(14) “General Partner” means initially Joseph P. Keithley, and if he ceases to serve, any successor General Partner designated and admitted to the Partnership pursuant to Section 8.5.”
11. New Section (18.5) is hereby added to Exhibit 2 to the Original Agreement, to be inserted immediately after Section (18) and before Section (19), to provide in its entirety as follows:
“(18.5) “Permitted Transferee” means: (a) the beneficiaries of (i) the Joseph F. Keithley 1988 Family Trust f/b/o Joseph P. Keithley u/a/dtd 4/12/88, (ii) the Joseph F. Keithley 1988 Family Trust f/b/o Roy F. Keithley u/a/dtd 4/12/88, (iii) the Joseph F. Keithley 1988 Family Trust f/b/o Elizabeth M. Keithley u/a/dtd 4/12/88, and (iv) any subtrust created under the trusts listed in (i), (ii) and (iii), in accordance with the terms of said trusts; (b) the descendants of Joseph F. Keithley; (c) spouses or surviving spouses of the children of Joseph F. Keithley; and (d) any trust established for the primary benefit of an individual listed in (b) or (c).”
[SIGNATURES ARE ON THE FOLLOWING PAGE.]

IN WITNESS WHEREOF, the parties have hereunto set their hands to duplicate originals as of the day and year first written above, thereby consenting and agreeing to the modifications set forth in this Amendment to the Original Agreement, effective as of the day and year first written above. Further, for convenience, the Agreement (as amended) may be restated in its entirety to reflect the foregoing changes. This Amendment has been executed with counterpart signature pages; a complete original shall include the signature pages which, collectively, include the signatures of all parties.

GENERAL PARTNER:
/s/ Joseph P. Keithley
Joseph P. Keithley

LIMITED PARTNERS: Joseph F. Keithley 1988 Family Trust f/b/o JOSEPH P. KEITHLEY u/a/dtd 4/12/88
/s/ Joseph P. Keithley, Trustee
Joseph P. Keithley, Trustee

Joseph F. Keithley 1988 Family Trust f/b/o ROY F. KEITHLEY u/a/dtd 4/12/88
/s/ Roy F. Keithley, Trustee
Roy F. Keithley, Trustee

Joseph F. Keithley 1988 Family Trust f/b/o ELIZABETH M. KEITHLEY u/a/dtd 4/12/88
/s/ Elizabeth M. Keithley, Trustee
Elizabeth M. Keithley, Trustee